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                                                                    [AQUIS Logo]

                               December 15, 2000

Mr. Keith Powell
23 Titus Road
Skillman, NJ 08558

Dear Keith,

        I am pleased to offer you the position of President and Chief Operating Officer of Aquis Communications Group, Inc. ("Aquis" or the "Company"). With your background and experience, I am excited about the contribution that you can make to Aquis.

         Pursuant to our conversations, your terms of employment will be as follows:

         Operating Responsibilities and Reporting. You will be responsible for all operational functions of the Company. You will report directly to the Chief Executive Officer. Financial operations of the Company will continue to report directly to the Chief Executive Officer, but you will be involved and privy to all decisions relating to the financial management of the Company.

         Base Salary. Your base salary will be $150,000 per annum paid in regular installments (by-monthly) pursuant to current Company practices.

         1. Bonus. You will be eligible for a bonus during calendar year 2001 of up to a maximum of $50,000. This bonus will be determined at the end of calendar year 2001 and paid on February 15, 2002. The bonus will be determined as follows: 50% of the bonus ($25,000) will be paid if EBITDA for the 4th quarter of 2001 is 5.0% or greater than EBITDA for the 4th quarter of 2000; and 50% of the bonus ($25,000) will be paid if the monthly recurring revenue from paging units in service is greater in December 2001 than December 2000. The performance measurements for bonuses in subsequent years will be determined and agreed to before the start of each year. You will be eligible for the bonuses described above only if you continue to be employed by the Company as of December 31 of the year for which the bonus is payable (e.g., to be eligible for a bonus measured by the Company's performance in 2001 you must be employed by the Company on December 31, 2001).

         2. Car Allowance. You will be given a car allowance of $400 per month.

         3. Options. You will be granted an option to purchase 200,000 shares of the Company's Common Stock. The exercise price of these options will be the Closing price per share of Aquis on the first day of your employment. These options are granted pursuant to the Company's employee stock option plan which provides for a vesting period over 3 years. Attached for your review is a copy of the stock option agreement.


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         4. Benefits. You will be eligible for the Company's normal employee benefits which includes life insurance, medical, dental, disability and 401K. The details of these benefits are more fully described in the attached informational summaries.

         5. Other Terms. In addition to the terms provided for in this letter, the terms of the Aquis Employee Handbook, to the extent not inconsistent with the terms set forth herein, shall also be applicable to your employment by the Company. A copy of the Aquis Employee Handbook is enclosed for your information and review.

         6. Start Date. Your start date will be as soon as possible in January, 2001, but no later than the week on January 15, 2001.

        If these terms are consistent with your understanding, please sign below where indicated. I am looking forward to working with you.


                                  Yours truly,

                                  /s/ John B Frieling
                                  -----------------------------------------
                                  John B Frieling
                                  Chief Executive Officer

Agreed and Accepted
December 16, 2000

/s/ Keith Powell
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       Keith Powell